Exhibit 99.1

GAP INC. VICE CHAIRMAN JOHN LILLIE RETIRES

SAN FRANCISCO—Nov. 21, 2002—Gap Inc. (NSYE:GPS) announced today that executive John Lillie has retired from his operating role as Vice Chairman. Mr. Lillie also has resigned from the board of directors.

Mr. Lillie, a Gap Inc. board member since 1992, joined the company in January 2001 in the newly created operating role of vice chairman, reporting to the chief executive officer. In that role, Mr. Lillie oversaw the company’s supply chain, administrative and financial operations.

“I’m proud to have been associated with Gap for more than a decade, both as a board member and, more recently, as an operating executive,” Mr. Lillie said.

“I’m pleased with the progress the company has made in the past two years in managing costs and improving many aspects of the business. I’m confident in the management team and in the direction the company is moving. With our CEO transition complete, now is an appropriate time for me to make my own transition, both as an operating executive and board member.”

Reporting to Mr. Lillie were Chuck Crovitz, Chief Supply Chain Officer; Anne Gust, Chief Administrative Officer; and Heidi Kunz, Chief Financial Officer. They will now report directly to Gap Inc. President and CEO Paul Pressler.

“On behalf of the company, I want to thank John for his leadership and management contributions during a challenging period for our business,” Mr. Pressler said.

Commenting on Mr. Lillie’s board resignation, Gap Inc. Chairman Donald Fisher said: “John has been a thoughtful and committed member of our board. I want to thank John for his many years of service and contributions.”

Regarding board composition following Mr. Lillie’s resignation, Mr. Fisher said the company is firmly committed to strengthening the ratio of independent to non-independent directors. Seven of the board’s 11 current directors already are independent under NYSE rules. The company intends to recruit and retain an additional independent director in the near future, Mr. Fisher said. As a result, independent directors will comprise two-thirds of the board’s membership.

# # #

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic and Old Navy brand names. Fiscal 2001 sales exceeded $13.8 billion. As of November 2, 2002, Gap Inc. operated 4,294 store concepts (3,158 store locations) in the United States, the United Kingdom, Canada, France, Japan and Germany. In the United States, customers also may shop the company’s online stores at gap.com, BananaRepublic.com and oldnavy.com.

Gap Inc. Media Contact:

Alan Marks
415-427-6561

1